Exhibit 5.1

Lichen China Limited	Email jlee@applebyglobal.com

Windward 3, Regatta Office Park	Direct Dial +852 2905 5737

PO Box 1350, Grand Cayman KY1-1108 Cayman Islands	Tel +852 2523 8123

Attention The Board of Directors	Appleby Ref 437495.0007

13 December 2024

Lichen China Limited (Company)

Suites 3505-06 35/F, Two Taikoo Place 979 King’s Road Quarry Bay Hong Kong Tel +852 2523 8123 applebyglobal.com

INTRODUCTION

This opinion as to Cayman Islands law is addressed to you in connection with the offering of up to 9,071,111 series A ordinary shares, par value US$0.00004 each, of the Company (Ordinary Shares), pre-funded warrants to purchase up to 5,928,889 Ordinary Shares issuable upon exercise of pre-funded warrants by the Company, through a prospectus supplement (Prospectus Supplement) to a registration statement on Form F-3 dated 21 February 2024 (Registration Statement) filed by the Company with the U.S. Securities and Exchange Commission (SEC) under the U.S. Securities Act of 1933, as amended (Securities Act).

OUR REVIEW
Managing Partner David Bulley Partners Fiona Chan Vincent Chan Chris Cheng Richard Grasby Judy Lee John McCarroll SC Lily Miao Lorinda Peasland Eliot Simpson

For the purposes of giving this opinion we have examined and relied (without further verification) upon the documents listed in Schedule 1 (Documents). We have not examined any other documents, even if they are referred to in the Documents.

We have not made any other enquiries concerning the Company and in particular we have not investigated or verified any matter of fact or opinion (whether set out in the Documents or elsewhere) other than as expressly stated in this opinion.

Unless otherwise defined herein, capitalised terms have the meanings assigned to them in Schedule 1.

LIMITATIONS

Our opinion is limited to, and should be construed in accordance with, the laws of the Cayman Islands at the date of this opinion. We express no opinion on the laws of any other jurisdiction.

Bermuda ■ British Virgin Islands ■ Cayman Islands ■ Guernsey ■ Hong Kong ■ Isle of Man ■ Jersey ■ Mauritius ■ Seychelles ■ Shanghai

This opinion is limited to the matters stated in it and does not extend, and is not to be extended by implication, to any other matters. We express no opinion on the commercial implications of the Documents or the Ordinary Shares or whether they give effect to the commercial intentions of the parties. Further, we express no opinion as to any matter pertaining to the contents of the Documents other than as expressly stated herein with respect to the issue of the Ordinary Shares.

This opinion is given solely for the benefit of the addressee in connection with the matters referred to herein and, except with our prior written consent it may not be transmitted or disclosed to or used or relied upon by any other person or be relied upon for any other purpose whatsoever, save as, and to the extent provided, below.

A copy of this opinion may be provided (a) where required by law or judicial process and (b) for the purpose of information only to the addressee’s affiliates, professional advisers, auditors, insurers and regulators.

This opinion may be used only in connection with the offer and sale of the Ordinary Shares under the Prospectus Supplement dated 12 December 2024.

ASSUMPTIONS AND RESERVATIONS

We give the following opinions on the basis of the assumptions set out in Schedule 2 (Assumptions), which we have not verified, and subject to the reservations set out in Schedule 3 (Reservations).

OPINIONS

1.	Incorporation and Status: The Company is duly incorporated as an exempted company incorporated with limited liability and existing under the laws of the Cayman Islands and is a separate legal entity.

2.	Good Standing: The Company is validly existing and in good standing with the Registrar of Companies of the Cayman Islands.

3.	Authorised Share Capital: Based solely upon our review of the Constitutional Documents, the authorised share capital of the Company is US$50,000 divided into (a) 1,000,000,000 series A ordinary shares with a nominal or par value of US$0.00004 each and (b) 250,000,000 series B ordinary shares with a nominal or par value of US$0.00004 each.

Bermuda ■ British Virgin Islands ■ Cayman Islands ■ Guernsey ■ Hong Kong ■ Isle of Man ■ Jersey ■ Mauritius ■ Seychelles ■ Shanghai

4.	Ordinary Shares: With respect to the issue of Ordinary Shares pursuant to the Prospectus Supplement, the Ordinary Shares have been duly authorised, and when (i) the issue of such Ordinary Shares has been recorded in the Company's register of members (shareholders); and (ii) the provisions of the applicable definitive purchase, underwriting or similar agreement approved by the Board and the Prospectus Supplement have been satisfied and the subscription price of such Ordinary Shares specified therein (being not less than the par value of the Ordinary Shares) has been fully paid, the Ordinary Shares will be validly issued, fully paid and non-assessable. As a matter of Cayman Islands law, a share is only issued when it has been entered in the register of members (shareholders).

We consent to the filing of this opinion as an exhibit to the Registration Statement (as an exhibit to a Report of Foreign Private Issuer on Form 6-K that is incorporated by reference in the Registration Statement) and to the reference to our name under the headings “Enforceability of Civil Liabilities” and “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the SEC promulgated thereunder, or Item 509 of the SEC’s Regulation S-K promulgated under the Securities Act.

This opinion may be used only in connection with the offer and sale of the Ordinary Shares under the Prospectus Supplement dated 12 December 2024.

Yours faithfully

/s/ Appleby

Appleby

Bermuda ■ British Virgin Islands ■ Cayman Islands ■ Guernsey ■ Hong Kong ■ Isle of Man ■ Jersey ■ Mauritius ■ Seychelles ■ Shanghai

Schedule 1

Part 1

The Prospectus Supplement

1.	A scanned copy of a draft Prospectus Supplement dated 12 December 2024 received by email on 13 December 2024 at 4:49 pm Hong Kong time, as amended by our subsequent email dated 13 December 2024.

Part 2

Other Documents Examined

1.	Scanned copies of: (i) the certificate of incorporation of the Company dated 13 April 2016; (ii) the certificate of incorporation on change of name of the Company dated 11 November 2016; and (iii) the certificate of incorporation on change of name of the Company dated 7 April 2017 (collectively, Certificate of Incorporation).

2.	Scanned copies of the amended and restated memorandum of association and articles of association of the Company filed with the Registrar of Companies on 15 June 2022 (collectively, Constitutional Documents).

3.	A scanned copy of the certificate of good standing dated 29 October 2024 issued by the Registrar of Companies in respect of the Company (Certificate of Good Standing).

4.	A scanned copy of the certificate of incumbency dated 1 November 2024 issued by the Company’s registered office provider in respect of the Company (Certificate of Incumbency).

5.	A scanned copy of the unanimous written resolutions of the directors of the Company dated 12 December 2024 (Resolutions).

Bermuda ■ British Virgin Islands ■ Cayman Islands ■ Guernsey ■ Hong Kong ■ Isle of Man ■ Jersey ■ Mauritius ■ Seychelles ■ Shanghai

Schedule 2

Assumptions

We have assumed:

1.	(i) that the originals of all documents examined in connection with this opinion are authentic, accurate and complete; and (ii) the authenticity, accuracy, completeness and conformity to original documents of all documents submitted to us as copies;

2.	that there has been no change to the information contained in the Certificate of Incorporation and that the Prospectus Supplement and the Constitutional Documents remain in full force and effect and are unamended;

3.	that the signatures, initials and seals on all documents and certificates submitted to us as originals or copies of executed originals are authentic;

4.	that the Prospectus Supplement does not differ in any material respects from any draft of the same which we have examined and upon which this opinion is based;

5.	that the Company has not (i) received notice of any stop notice under Order 50 of the Grand Court Rules in respect of any of its shares or (ii) received notice of any restrictions notice under the Beneficial Ownership Transparency Act (as amended) of the Cayman Islands in respect of any of its shares, which restrictions notice has not been withdrawn by the registered office or ceased by court order;

6.	that there is no contractual or other prohibition or restriction (other than as arising under Cayman Islands law) binding on the Company prohibiting or restricting it from entering into and performing its obligations under the Prospectus Supplement

7.	that all necessary corporate action will be taken by the Board to authorise and approve any issuance of Ordinary Shares and the terms of the offering of such Ordinary Shares thereof and other related matters and that the applicable definitive purchase, underwriting or similar agreement will be duly approved, executed and delivered by or on behalf of the Company and all other parties thereto;

8.	that no monies paid to or for the account of the Company in respect of the Ordinary Shares represent or will represent proceeds of criminal conduct or criminal property or terrorist property (as defined in the Proceeds of Crime Act (As Revised) and the Terrorism Act (As Revised) respectively);

9.	the truth, accuracy and completeness of all representations and warranties or statements of fact or law (other than as to the laws of the Cayman Islands in respect of matters upon which we have expressly opined) made in the Prospectus Supplement and any other documents reviewed by us;

Bermuda ■ British Virgin Islands ■ Cayman Islands ■ Guernsey ■ Hong Kong ■ Isle of Man ■ Jersey ■ Mauritius ■ Seychelles ■ Shanghai

10.	that (i) the Prospectus Supplement is in the form of the document approved in the Resolutions, (ii) any meeting at which the Resolutions were passed was duly convened and had a duly constituted quorum present and voting throughout and any Resolutions passed in writing were adopted in accordance with the law and the Constitutional Documents, (iii) all interests of the directors of the Company on the subject matter of the Resolutions, if any, were declared and disclosed in accordance with the law and Constitutional Documents, (iv) the Resolutions have not been revoked, amended or superseded, in whole or in part, and remain in full force and effect at the date of this opinion, and will be in full force and effect at any time when the Ordinary Shares are issued, offered or sold and that no action will be taken by the Company inconsistent with such Resolutions and (v) the directors of the Company have concluded that the issue and sale of the Ordinary Shares and such other transactions approved by the Resolutions are bona fide in the best interests of the Company and for a proper purpose of the Company;

11.	that the Certificate of Incumbency accurately reflects the names of all directors and officers of the Company as at the date the Resolutions were passed or adopted, the date the Prospectus Supplement was issued and/or executed and as at the date of this opinion;

12.	that there is no matter affecting the authority of the directors of the Company to effect entry by the Company into the Prospectus Supplement and related matters including breach of duty, lack of good faith, not disclosed by the Constitutional Documents or the Resolutions, which would have any adverse implications in relation to the opinions expressed in this opinion;

13.	that there is nothing contained in the minute book or corporate records of the Company (which we have not inspected) which would or might affect the opinions expressed herein and there are no records of the Company, agreements, documents or arrangements other than the Constitutional Documents, the Resolutions and the documents expressly referred to herein as having been examined by us which materially affect, amend or vary the transactions contemplated in the Prospectus Supplement or restrict the powers and authority of the directors of the Company in any way which would affect opinions expressed in this opinion;

14.	that the members (shareholders) of the Company have not restricted or limited the powers of the directors in any way and there is no contractual or other prohibition (other than as arising under Cayman Islands law) binding on the Company prohibiting it from issuing and allotting the Shares or otherwise performing its obligations under the Prospectus Supplement;

Bermuda ■ British Virgin Islands ■ Cayman Islands ■ Guernsey ■ Hong Kong ■ Isle of Man ■ Jersey ■ Mauritius ■ Seychelles ■ Shanghai

15.	that the Company is not the subject of legal, arbitral, administrative or other proceedings in any jurisdiction that would have a material adverse effect on the business, properties, financial condition, results of operations or prospects of the Company;

16.	that the directors or members of the Company have not taken any steps to have the Company struck off or placed in liquidation, no steps have been taken to wind up the Company and no receiver has been appointed over any of the Company’s property or assets;

17.	that upon issue of any shares (including the Ordinary Shares) the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof;

18.	that on the date of allotment (where applicable) and issuance of any Ordinary Shares, the Company is, and after such allotment and issuance the Company is and will be, able to pay its liabilities as they become due;

19.	that no invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any of the Ordinary Shares;

20.	that the Registration Statement and the Prospectus Supplement have been, or will be, declared effective by the SEC prior to the issuance of the Ordinary Shares;

21.	that on the date of issue of any Ordinary Shares, the Company shall have sufficient authorised but unissued share capital available; and

22.	that there are no matters of fact or law (excluding matters of Cayman Islands law) which would affect the opinions expressed herein.

Bermuda ■ British Virgin Islands ■ Cayman Islands ■ Guernsey ■ Hong Kong ■ Isle of Man ■ Jersey ■ Mauritius ■ Seychelles ■ Shanghai

Schedule 3

Reservations

Our opinion is subject to the following:

1.	Other Obligations: We express no opinion as to whether the acceptance, execution or performance of the Company’s obligations under the Prospectus Supplement will result in the breach of or infringe any other agreement, deed or document (other than the Constitutional Documents) entered into by or binding on the Company.

2.	Non-assessable: In this opinion the phrase “non-assessable” means, with respect to the Ordinary Shares, that a member of the Company shall not, by virtue of its status as a member (shareholder) of the Company and in absence of a contractual arrangement, or an obligation pursuant to the memorandum and articles of association, to the contrary, be liable for additional assessments or calls on the Ordinary Shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper use or other circumstance in which a court may be prepared to pierce or lift the corporate veil).

3.	Jurisdiction: Where any document provides for the submission to the exclusive or non-exclusive jurisdiction of the Cayman Islands courts, the court may decline to accept jurisdiction in any matter where (a) it determines that some other jurisdiction is a more appropriate or convenient forum; (b) another court of competent jurisdiction has made a determination in respect of the same matter; or (c) litigation is pending in respect of the same matter in another jurisdiction.

4.	Concurrent Proceedings: Proceedings may be stayed in the Cayman Islands if concurrent proceedings in respect of the same matter are or have been commenced in another jurisdiction. Notwithstanding any provision in the documents that all disputes arising under or in connection with the documents should be brought before the competent court in the jurisdiction specified in the documents, a Cayman Islands court has discretion to refuse to stay proceedings in the Cayman Islands if it is satisfied that it is just and equitable to do so and may grant leave to serve Cayman Islands proceedings outside of the Cayman Islands.

5.	Good Standing: Our opinion as to good standing is based solely upon receipt of the Certificate of Good Standing issued by the Registrar of Companies. The Company shall be deemed to be in good standing under section 200A of the Companies Act on the date of issue of the certificate if all fees and penalties under the Companies Act have been paid and the Registrar of Companies has no knowledge that the Company is in default under the Companies Act.

Bermuda ■ British Virgin Islands ■ Cayman Islands ■ Guernsey ■ Hong Kong ■ Isle of Man ■ Jersey ■ Mauritius ■ Seychelles ■ Shanghai

6.	Corporate Documents: The Registry of Companies in the Cayman Islands is not public in the sense that copies of the Constitutional Documents and information on shareholders is not publicly available and information on directors is limited. We have therefore obtained copies of the corporate documents specified in Schedule 1 and relied exclusively on such copies for the verification of such corporate information.

7.	Statements made in Documents: Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions, which are the subject of this opinion.

8.	Document with an “as of” Date: We express no opinion on the effectiveness of the date of any document which is dated as of or with effect from a date prior to that on which it is authorised, executed, and delivered by all parties thereto.

9.	Foreign Laws: We express no opinion as to the meaning, validity or effect of any references to foreign (i.e. non-Cayman Islands) statutes, rules, regulations, codes, judicial authority or any other promulgations and any references to them in the Prospectus Supplement.

Bermuda ■ British Virgin Islands ■ Cayman Islands ■ Guernsey ■ Hong Kong ■ Isle of Man ■ Jersey ■ Mauritius ■ Seychelles ■ Shanghai